Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Alpha Cognition USA Inc. (“Company”), and Donald Kalkofen (“Executive”), and is dated as of April 11, 2022 (“Effective Date”).

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to begin the employment of Executive beginning on the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Position. Company shall employ Executive in the position of Chief Financial Officer (“Position”). In such capacity, Executive will, as reasonably requested by the Chief Executive Officer of Company from time to time, carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of Company. Executive’s duties and responsibilities shall include, without limitation, those set forth in Exhibit A. Executive understands that the duties and responsibilities of his position may evolve or vary from time to time over the course of Executive’s employment to address changing business conditions, corporate expansion or reorganization, and/or an evolving regulatory environment, and consents to such variations in such duties and responsibilities, and in the Position, as reasonably may be required by Company from time to time as a result. Company shall not be deemed to have waived the right to require Executive to perform any duties hereunder by assigning Executive to any other duties or services or by assigning another individual to perform any duties of Executive.

1.3 Business Expenses. Executive is authorized to incur reasonable expenses for the discharge of his duties hereunder and the promotion of Company’s business, including expenses for entertainment, travel and related items, provided that they are pre-approved by Company, consistent with Company policy, and Executive provides Company with written documentation supporting such expenses each calendar month. Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of itemized accounts of expenditures incurred in accordance with customary Company policies as in effect from time to time.

1.4 Exclusivity of Employment. Executive agrees his position with Company will be his sole employment and he will use his best efforts to discharge his duties and responsibilities in such capacity and to act subject to the direction of the Chief Executive Officer.

1.5 Protective Agreement. Executive hereby accepts and agrees to the terms of the Protective Agreement that is attached hereto as Exhibit B and incorporated herein by reference.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. The term of this Agreement shall be from the Effective Date until this Agreement is terminated consistent with this Article 2 (“Term”).

2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a)	upon Executive’s death;

(b)	upon Executive’s Permanent Disability. Executive shall be considered to be “Permanently Disabled” (and shall considered to be in a state of “Permanent Disability”) for purposes of this Agreement if by reason of injury or illness (including mental illness) Executive shall be unable to perform full-time employment duties for ninety (90) consecutive days or one hundred twenty (120) days in a twelve (12) month period. If Executive becomes Permanently Disabled during the Term, Executive’s employment shall terminate due to Executive becoming Permanently Disabled as of the expiration of the 90th or 120th day (as the case may be). If at any time there is a dispute between Company and Executive as to whether Executive is Permanently Disabled, a qualified, independent physician, appointed by the Company shall examine Executive, and Executive or Executive’s personal representative (as the case may be) shall cooperate fully with such physician, and the determination by such physician as to whether Executive is Permanently Disabled for the purposes of this Agreement shall be final. Company shall bear the costs and expenses of such physician;

(c)	for Cause, which means any one or more of the following: (i) a violation by Executive of any policy applicable to employees of the Company (which may include, but is not limited to, matters specifically mentioned below in the definition of Cause); (ii) serious or repeated incidents of misconduct or gross negligence by Executive; (iii) a failure by Executive to perform the duties assigned to him; (iv) Executive is arrested, charged, indicted or convicted with a crime; (v) Executive has engaged in acts or omissions constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; (vi) Executive acts or engages in conduct that results or could be reasonably expected to result in a material detriment to the assets, business, prospects or reputation of any member of Company; or (vii) Executive has, during the time of his employment, failed to perform any of the obligations contained in this Agreement. Executive will be considered to have been terminated for Cause if Company determines in its sole good faith judgment that the individual engaged in an act prior to termination constituting Cause, regardless of whether Executive terminated employment voluntarily or is terminated involuntarily, and regardless of whether the Executive’s termination initially was considered to have been for Cause. Any determination of Cause under this Agreement shall be made by no less than a majority of the entire membership of the Board of Directors of the Company (the “Board”) (excluding Executive, if Executive is then a member of the Board). Such determination of the Board shall be final and Executive waives any right to have such determination made by any court, arbitrator, or governmental agency; or

(d)	for any other reason whatsoever, in the sole discretion of Company.

For purposes of this Agreement, a termination by Company under clauses (a) through (c) above shall constitute a termination by Company for “Cause.” A termination by Company under clause (d) above shall constitute a termination by Company without “Cause.”

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of Article 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for the following reasons:

(a)	the Company materially reduces Executive’s Base Salary (except in the event of an across the board reduction applicable to the similarly situated officers of the Company) and/or fails to pay Employee compensation to which he is entitled under this Agreement; or

(b)	for any other reason whatsoever, in the sole discretion of Executive.

For purposes of this Agreement: (i) a termination of employment by Executive under clause (a) shall constitute a termination of employment by Executive for “Good Reason;” and (ii) a termination of employment by Executive under clause (b) above shall constitute a termination of employment by Executive “without Good Reason.”

Notwithstanding the forgoing, Executive may not resign his employment for Good Reason unless (A) Executive has provided the Company with prior written notice of his intent to resign for Good Reason within sixty (60) calendar days of first becoming aware of the event giving rise to Good Reason and has set forth in reasonable detail the specific conduct that constitutes Good Reason; (B) the Company does not cure the conduct that would result in Good Reason within thirty (30) calendar days after receipt of such notice (the “Cure Period”); and (C) if the Company fails to cure the conduct within the Cure Period, Executive resigns his employment within twenty (20) calendar days after the expiration of the Cure Period. If Executive does not resign his employment within twenty (20) calendar days after the expiration of the Cure Period, Executive may not resign for Good Reason.

2.4 Notice of Termination. Notwithstanding the provisions in Article 2.1 herein relating to the Term of this Agreement, if Company or Executive desires to terminate Executive’s employment hereunder, it or he shall do so by giving a minimum of thirty (30) days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Notwithstanding the forgoing, if Executive’s employment terminates for Good Reason, such termination shall be in accordance with Article 2.3 above to be eligible for the benefits described in Article 4.1.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the Term, Executive shall receive an annual base salary equal to $420,000 (“Base Salary”), subject to increases as the Chief Executive Officer/President of the Company may, in their sole discretion, from time to time determine. Executive’s Base Salary shall be paid in equal installments in accordance with Company’s standard practices and pay dates regarding payment of compensation to executives and shall be subject to applicable withholding and deductions.

3.2 Other Benefits/Compensation. During the Term, Executive shall be eligible to participate in such employee benefit and compensation programs, plans and policies as are maintained by Company and as may be established for employees of Company from time to time on the same basis as other similarly situated officers are entitled thereto. These include programs, plans or policies relating to funded and unfunded executive benefits, such as bonus compensation which is currently set at 50% of base salary, leave time, retirement plans and stock plans. For 2022, Executive shall be eligible for a pro-rated bonus based on the calendar days he is employed by the Company in the year. It is understood that the establishment, termination or change in any employee benefit program, plan or policy may be made by Company in the exercise of its sole and absolute discretion, from time to time, and any such termination or change in such program, plan or policy will not constitute a modification to this Agreement so long as Executive is permitted to participate in such program, plan or policy, as the case may be, as is available to other similarly situated officers. Upon termination of employment, without regard to the manner in which the termination was brought about, Executive’s rights in such employee benefit and compensation programs, plans or policies shall be governed solely by the terms of the program, plan or policy itself unless otherwise stated to the contrary herein.

3.3 Vacation. Executive shall be eligible to receive vacation days for each fiscal year of Company. If Company creates a paid time off policy, Executive shall be subject to such policy, provided that he shall be eligible to receive no less than 10 days off under such policy.

3.4 Stock Options. Executive shall be eligible to participate in the Company incentive stock option plan or such successor plan (the “Equity Plan”). Subject to the approval of the Board, within sixty (60) days following the Effective Date, Executive will be granted 450,000 stock options to purchase shares of Company common stock (the “Options”). The Board shall determine the terms of the Options and the Options will be subject to the terms and conditions of the Equity Plan and any applicable award documents, which will include, among other terms, the exercise price, vesting schedule and treatment of the Options on a termination of employment.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 By Company Without Cause or By Executive for Good Reason. Subject to the terms of this Agreement, if Executive’s employment hereunder shall terminate on a date (“Date of Termination”) (i) by Company without Cause, or (ii) by Executive for Good Reason (in accordance with Article 2.3(b)), then, upon such termination, the payments and benefits described below will be provided to Executive:

(a)	Within thirty (30) days after the Date of Termination, Company shall pay any Accrued Obligations and/or any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the Date of Termination provided by, and in accordance with the terms of, such plan, policy or program;

(b)	Executive will retain all vested options and shares from any Company option and share programs, but will forfeit all non-vested stock options and shares as of his Date of Termination. Executive acknowledges that he may be subject to black-out dates for trading, in the event Executive is aware of material information relating to the Company. Executive agrees to obtain Company permission in writing before trading vested stock options or shares.

4.2 By Executive Without Good Reason or By Company for Cause. If Executive’s employment hereunder shall be terminated by Company for Cause or by Executive without Good Reason, then within thirty (30) days of the Date of Termination Company shall pay any Accrued Obligations and/or any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the Date of Termination provided by, and in accordance with the terms of, such plan, policy or program. All compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment. Additionally, Company shall provide employee with a COBRA notice and other legally required notices. All stock options that have vested as of the Date of Termination shall not expire but will remain valid and exercisable as provided for in the applicable plan document and award documents, but all stock options that have not vested as of the Date of Termination will be cancelled without payment and of no other force or effect.

4.3 Payment Obligations Absolute/Release of Claims. Except as set forth in the following Article, Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

Executive acknowledges and agrees that the payments and benefits provided for in Article 4.1 constitute the exclusive remedy of Executive upon termination of employment for any reason. Executive further agrees that, as a condition to receiving such payments and benefits, Executive (or, if deceased or disabled, his estate or legal guardian) shall execute a complete and global release of claims relating to or arising out of his employment with, and termination of employment from, Company in a reasonable and customary form acceptable to Company. In the absence of Executive’s execution and delivery to Company of such a release, Company shall have no obligation to Executive to make any payment of the benefits as provided for in Article 4.1.

4.4 Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) Executive’s Base Salary through the Date of Termination to the extent not previously paid, (ii) except as otherwise previously requested by Executive, the amount of any compensation accrued by Executive as of the Date of Termination to the extent not previously paid, (iii) all vested options under any Company share plan pursuant to the express terms of such plan(s), and (iv) any expense reimbursements and any other cash entitlements accrued by Executive as of the Date of Termination to the extent not previously paid.

4.5 Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Employment Agreement, and in no event shall Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

ARTICLE 5: MISCELLANEOUS

5.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after the date mailed by United States registered or certified mail, return receipt requested, or by a nationally known overnight courier, in either case postage prepaid and addressed as follows: If to Company, to its Chief Executive Officer at its corporate address of record. If to Executive, to the most recent home address on file with Company, or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.2 Applicable Law/Venue/Arbitration. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of laws.

Except as provided below, both Company and Executive (on behalf of himself/herself as well as his/her heirs, spouse, successors, assigns, and agents) agree all legal disputes and claims between them shall be determined exclusively by final and binding arbitration before a single, neutral arbitrator as described in this Agreement.

Except as provided below, claims subject to this Agreement include without limitation all claims pertaining to Executive’s employment or other relationship with Company (including termination of employment or other relationship) and all claims for discrimination, harassment, or retaliation; wages, overtime, benefits, or other compensation; breach of any express or implied contract; violation of public policy; negligence or other tort claims including without limitation defamation, fraud, and infliction of emotional distress; and violation of any federal, state, or local law, statute, regulation, or ordinance.

Except as provided below, Executive and Company voluntarily waive all rights to trial in court before a judge or jury on all claims covered by this Agreement. Claims against Company subject to this Agreement shall include claims against Company’s parents, subsidiaries, affiliates, divisions, brands, alleged agents, and alleged joint or co-employers, and their respective directors, officers, employees, and agents, whether current, former, or future, in their individual and/or corporate capacities.

The only legal disputes and claims excluded from this Agreement are: (a) claims by Executive for workers’ compensation, unemployment, or other benefits under a plan or program that provides its own process for dispute resolution; (b) claims for which this Agreement would be invalid as a matter of federal law or state law that is not preempted by federal law; (c) actions to compel arbitration, or enforce, modify, or vacate an arbitrator’s award; (d) a claim or charge filed with a federal, state, or local administrative agency such as the Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, or similar agency; and (e) an action by either party seeking a provisional remedy in any court of competent jurisdiction, such as injunctive relief for violating a restrictive covenant. As to subpart (c) above, the parties hereby agree and stipulate that such actions are covered and governed by Section 2 of the Federal Arbitration Act, 9 U.S.C. § 2, and not any state law. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction.

A party wishing to initiate arbitration must notify the other party in writing by hand delivery, certified mail, or email. The notice should (a) identify the party requesting arbitration by name, address, and telephone number; (b) describe the facts upon which the claim is based and the law(s) allegedly violated; and (c) describe the remedy requested. Notices must be sent as set forth in Article 5.1.

Within 30 days of receipt of a notice of arbitration, the parties shall select a mutually agreeable arbitrator. To the maximum extent permitted by law and except as noted herein, the arbitrator selected by the parties shall administer the arbitration according to the Employment Arbitration Rules (or successor rules) of JAMS, formerly known as Judicial Arbitration and Mediation Services, Inc., as amended herein, and Federal Rule of Civil Procedure 68 (“Offer of Judgment”), which can be requested from the Employer or found at www.jamsadr.com (English and Spanish versions) and http://www.law.cornell.edu/rules/frcp/rule_68, respectively, or requested from Company. If JAMS’s rules are inconsistent with this Agreement, the terms of this Agreement shall govern. If the parties are unable to agree on an arbitrator, the party requesting arbitration shall submit the matter to JAMS, and an arbitrator shall be selected pursuant to JAMS’s rules.

Except as noted in this Agreement, the arbitrator, and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the formation, enforceability, applicability, or interpretation of this Agreement, including without limitation any claim that it is void or voidable. Thus, except as noted in the following paragraph, the parties voluntarily waive the right to have a court determine the enforceability of this Agreement. The arbitration will be held in or near the city in which Executive is or was last employed or engaged by, or applied for employment or other association with, Company, as applicable. The parties have the right to file dispositive motions and post-hearing briefs. The arbitrator’s authority and jurisdiction are limited to determining the claims in dispute consistent with controlling law and this Agreement. Except as otherwise provided herein, the arbitrator shall apply, and shall not deviate from, the substantive law of the state in which the claim(s) arose and/or federal law, as applicable. The arbitrator shall not have the authority to hear disputes not recognized by existing law and shall dismiss such claims upon motion by either party in accordance with the summary judgment standards of the applicable jurisdiction. Similarly, the arbitrator shall not have the authority to order any remedy that a court would not be authorized to order; rather, except as provided in the following paragraph, the arbitrator shall have the power to award all legal and equitable relief that would be available in court under applicable law. The arbitrator shall have the authority to issue subpoenas to compel the production of documents during discovery and the attendance of witnesses at the arbitration hearing and shall do so upon the reasonable request of either party. The arbitrator shall make reasonable efforts to conduct the arbitration hearing within six months of his/her appointment but has discretion to extend this timeline upon a showing of good cause. The arbitrator shall render a written award setting forth findings of fact and conclusions of law. The arbitrator’s decision shall be binding to the maximum extent permitted by law.

5.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.4 Severability. If a court or arbitrator of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.

5.6 Withholding of Taxes and Other Executive Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal executive deductions made with respect to Company’s executives generally.

5.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.9 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

5.10 Reemployment. Executive agrees that upon termination of his employment by the Company, he shall not re-apply or otherwise seek employment with Company in the future and that Company has no obligation to re-hire him.

5.11 Entire Agreement; Conflict. This Agreement and its exhibits sets forth the entire agreement of the parties with respect to the subject matter hereof, and expressly supersedes all oral or written agreements between the parties; except, this Agreement is not intended to modify, abrogate or supersede any of the parties’ obligations as reflected in benefit or stock option plans. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. In the event of any conflict between the terms of this Agreement and the terms of any policy, plan or program of Company not heretofore specified, the terms of this Agreement shall govern.

5.12 Right to Use Executive’s Name and Likeness. During the term of this Agreement, Executive hereby grants to Company the right to use Executive’s name, likeness, and/or biography in connection with the services performed by Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which Executive performs for Company. Company agrees that Executive shall be free to disclose and promote Executive’s association with Company in any Company literature of advertising conducted or produced by Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Alpha Cognition USA Inc.

By:	/s/ Michael Mcfadden
	Name:	Michael Mcfadden
	Title:	CEO

Donald Kalkofen:

/s/ Donald Kalkofen

EXHIBIT A

A.	Duties/Responsibilities

Role And Responsibilities

●	Alongside the CEO, drive overall strategic direction of the company through broad financial leadership to the organization.

●	Address key strategic and financial issues.

●	Create/Manage relationships with analysts, the investment banking community, investors, and partners to meet the Company’s future capital needs.

●	Evaluate and develop financing alternatives and lead financing activities that will be required to support the Company’s growth.

●	Serve as the strategic business partner and match financial strategy with strategy of the company.

●	Develop and maintain systems of internal controls to safeguard assets. Oversee audits on time and with minimal or no adjustments.

●	Drive change and decision process within the organization through robust financial analysis and strong business partnership.

●	Contribute financial expertise to key strategic decisions including company partnerships and commercialization.

●	Lead financial reporting and ensure cash flow is appropriate for the organization’s operations. Provide forecasting reports for the company.

●	Ensure compliance with law, exchange, and company policies.

●	Perform other duties as directed by the Board of Directors and/or CEO

EXHIBIT B

PROTECTIVE AGREEMENT

This Protective Agreement (“Agreement”) is made by and between Alpha Cognition USA Inc. and its owners, parents, subsidiaries, affiliates, predecessors, successors and assigns (the “Company”) and the undersigned individual, Don Kalkofen (“Executive”).

WHEREAS, the Company and Executive agree that the Company has a legitimate business interest in, among other things, its Confidential Information (defined below) and Trade Secrets (defined below), and in the significant time, money, training, team building and other efforts it expends to develop Executive’s skills to assist Executive in performing Executive’s duties for the Company, including with respect to establishing, developing and maintaining the goodwill and business relationships with the Company’s customers and employees, all of which Executive agrees are valuable assets of the Company to which it has devoted substantial resources;

WHEREAS, the Company and Executive agree that the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its customers and employees are not generally known to the public, were developed over time and at significant cost to the Company, and are the subject of reasonable efforts of protection by the Company against disclosure to unauthorized parties; and

WHEREAS, as part of performing Executive’s duties for the Company, Executive will have access to and/or will use the Company’s Confidential Information and Trade Secrets and will work with customers and employees; and

WHEREAS, the Company and Executive agree that this Agreement is reasonable to protect the Company against the irreparable harm it would suffer if Executive left the Company’s employment (for any reason) and used or disclosed its Confidential Information and Trade Secrets, and/or interfered with the goodwill and relationships the Company has in its customers and employees.

NOW, THEREFORE, for good and valuable consideration, to which Executive would not otherwise be entitled without entering into this Agreement, including the promises and covenants contained in this Agreement, and Executive’s access to and use of the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its customers and employees, the Company and Executive agree as follows (including the foregoing recitals which are expressly incorporated in this Agreement):

1. Disclosures. In order to maintain Executive’s confidentiality obligations and to avoid conflicts of interest which may arise, Executive will disclose (and allow the Company to disclose) to any future prospective employers the existence of this Agreement and the nature of Executive’s confidentiality and restrictive covenant obligations arising from it before Executive accepts any new position of employment.

2. Definitions.

2.1 “Confidential Information” means information that is created and used in the Company’s business and which is not generally known by the public, including but not limited to: trade secrets proprietary or customized software and databases; manufacturing processes and methods, product formulas, research and development; new product plans; the Company’s confidential records pertaining to its existing or potential customers, including key customer contact information, contract terms and related information; confidential business opportunities; merger or acquisition activity (including targets, opportunities, or prospects); confidential information regarding suppliers or vendors, including key supplier or vendor contact information, contract terms and related information; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; personnel composition (wages, specialization, etc.); financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that the Company maintains as confidential. Executive specifically understands and agrees that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Executive in the course of or as a result of Executive’s employment with the Company. Confidential Information does not include information that is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement or disclosed by Executive after written approval from the Company.

2.2 “Competitive Product or Service” means any product, process, system or service (in existence or under development) of any person or organization other than the Company that is the same as, similar to, or competes with, a product, process, system or service (in existence or under development) upon which Executive worked or had responsibilities at the Company during the twenty-four (24) months prior to the Last Day (as defined below).

2.3 “Competitor” means Executive or any other person or organization engaged in or about to become engaged in, research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.

2.4 “Customer” means any person(s) or entity(ies) whom, within twenty-four (24) months prior to the Last Day, Executive, directly or Indirectly (e.g., through employees whom Executive supervised): (a) provided products or services in connection with the Company’s business; or (b) provided written proposals concerning receiving products or services from the Company.

2.5 “Indirectly” means (including as defined in Section 2.4) that Executive will not assist others in performing business activities that Executive is prohibited from engaging in directly under this Agreement.

2.6 “Last Day” means Executive’s last day of employment with the Company regardless of the reason for Executive’s separation, including voluntary and involuntary.

2.7 “Restricted Geographic Area” means the territory (i.e.: (i) state(s), (ii) county(ies), or (iii) city(ies)) in which, during the twenty-four (24) months prior to the Last Day, Executive: (a) provided material services on behalf of the Company (or in which Executive supervised, directly or Indirectly, the servicing activities), and/or (b) solicited Customers or otherwise sold services on behalf of the Company (or in which Executive supervised, directly or Indirectly, the solicitation or servicing activities related to such Customers). “Material” means the Executive’s primary job duties and responsibilities in connection with working with Customers or directly supervising individuals who work with Customers.

2.8 “Restricted Period” means the period of Executive’s employment with the Company and a period twelve (12) months after the Last Day. Executive recognizes that this durational term is reasonably and narrowly tailored to the Company’s legitimate business interest and need for protection with each position Executive holds at the Company.

2.9 “Trade Secret” means information defined as a trade secret under applicable state law or the Defend Trade Secrets Act of 2016.

3. Restrictive Covenants. To protect the Company’s legitimate business interests, including with respect to Executive’s access to and use of the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its referral sources, customers and employees, Executive agrees that:

3.1 Non-Competition. During the Restricted Period and within the Restricted Geographic Area, Executive will not, directly or Indirectly, perform the same or similar responsibilities Executive performed for the Company in connection with a Competitive Product or Service. Notwithstanding the foregoing, Executive may accept employment with a Competitor whose business is diversified, provided that: (a) Executive will not be engaged in working on or providing Competitive Products or Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives prior written assurances from the Competitor and Executive that are satisfactory to the Company that Executive will not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent Executive from investing Executive’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Executive’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.

3.2 Non-Solicitation and Non-Inducement of Customers. During the Restricted Period and in connection with a Competitive Product or Service, Executive shall not directly or Indirectly: (a) solicit or attempt to solicit any Customer; or (b) induce or encourage any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company.

3.3 Non-Solicitation and Non-Inducement of Employees. During the Restricted Period, Executive shall not directly or Indirectly: (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any Company employees or former employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information (“Employees or Former Employees”); (b) contact or communicate with Employees or Former Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company or find employment or work with another person or entity; (c) provide or pass along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (d) provide or pass along to Employees or Former Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (e) offer employment or work to any Employees or Former Employees. For purposes of this covenant, “Former Employees” shall refer to employees who are not employed by the Company at the time of the attempted recruiting or hiring, but were employed by, or working for the Company in the three (3) months prior to the time of the attempted recruiting or hiring and/or interference.

3.4 Non-interference of Vendors and Suppliers. During the Restricted Period, Executive will not directly or Indirectly interfere with the Company’s relationships with its vendors or suppliers in any way that would impair the Company’s relationship with such vendors or suppliers, including by reducing, diminishing or otherwise restricting the flow of supplies, services or goods from the vendors or suppliers to the Company.

3.5 Covenants are Reasonable. Executive acknowledges and agrees that: the covenants in this section are necessary and essential to protect the Company’s Confidential Information, Trade Secrets and the goodwill in its customers and employees; the area, duration and scope of the covenants in this section are reasonable and necessary to protect the Company; they do not unduly oppress or restrict Executive’s ability to earn a livelihood in Executive’s chosen profession; they are not an undue restraint on Executive’s trade or any of the public interests that may be involved; good and valuable consideration exists for Executive’s agreement to be bound by such covenants; and the Company has a legitimate business purpose in requiring Executive to abide by the covenants set forth in this section.

4.	Confidential Information and Trade Secrets.

4.1 Access and Use. Executive expressly acknowledges and agrees that, by virtue of Executive’s employment with the Company and exercise of Executive’s duties for the Company, Executive will have access to and will use certain Confidential Information and Trade Secrets, and that such Confidential Information and Trade Secrets constitute confidential and proprietary business information and/or Trade Secrets of the Company, all of which is the Company’s exclusive property. Accordingly, Executive agrees that Executive will not, and will not permit any other person or entity to, directly or Indirectly, without the prior written consent of the Company: (a) use Confidential Information or Trade Secrets for the benefit of any person or entity other than the Company; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information or Trade Secrets, except as required to perform responsibilities for Company; and (c) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information or Trade Secrets by any communication, including oral, documentary, electronic or magnetic information transmittal device or media.

4.2 Duration of Confidential Information and Trade Secrets. This obligation of non-disclosure and non-use shall last so long as the information remains confidential. Executive also understands that Trade Secrets are protected by statute and are not subject to any time limits. Executive also agrees to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if Executive has any questions about whether such information is protected information.

4.3 Immunity under the Defend Trade Secrets Act of 2016. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or Indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under said Act.

4.4 Additional Legal Exceptions to Non-Disclosure Obligations. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation; especially with respect to a federal or state administrative agency (e.g., EEOC, equivalent state employment agency, etc.), or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act (NLRA) or otherwise disclosing information as permitted by law.

5.	Intellectual Property

5.1 Disclosure of Works. Executive, acting in good faith, shall promptly disclose in writing to the Company all discoveries, inventions, ideas, developments, improvements, methodologies, designs, research data, know-how, works, creations and intellectual property (whether or not the same are capable of patent, copyright, industrial design or other intellectual property protection) developed, created, made, conceived or contributed to, solely or jointly, in whole or in part, by the Executive, during the period that begins on the Effective Date and that ends one year after the date of the termination of this Agreement, which, wholly or partially, are related to the Company’s business or research and development in connection with the ACI Technologies (“ACI Technologies”) defined as research, development, and commercialization of its patented Alpha 1062 and Alpha 0602 technologies and other technologies the Company may develop or acquire from time to time relating to the prevention, diagnosis, and treatment of neurodegenerative and neurological disease); resulted from or with the use of any resources or facilities of the Company; or were a result of using any proprietary or Confidential Information of the Company. (collectively, the “Works”).

5.2 Ownership of Works. Executive specifically acknowledges that all Works are works deemed to be made in the course of or as a result of Executive’s employment with the Company, and all right, title and interest in and to such Works shall vest in and be the exclusive property of the Company upon their creation. In addition, Executive hereby waives all moral rights which the Executive may have in such Works. The Executive further acknowledges that his compensation is in part consideration for the provisions contained in this Section 5.

5.3 Assignments. Executive will, at the request of the Company, execute all necessary applications, assignments, and other documents, and will also provide reasonable assistance (without additional compensation during the term of this Agreement and for reasonable compensation thereafter), to enable the Company or its nominees to acquire, perfect, and maintain all rights, title, and interest in and to such Works, including without limitation patent and copyright protection in any and all countries, and to permit the Company and its nominees to enforce such rights. The Executive shall assign to the Company all patents or copyright protection respecting such Works filed in the name of the Executive. Should the Executive fail to cooperate with such assignment of a Work, then the Executive, by execution of this Agreement, hereby appoint the Chief Executive Officer of the Company or his/her/its appointee as the Executive’s Attorney-in-Fact, with the specific power to create any patent, copyright, or other intellectual property assignments required by law to perfect assignment to the Company of any Work on behalf of the Executive; the Company shall cause its Chief Executive Officer or his/her/its appointee to act in good faith in exercising such power, and not beyond the scope of his/her/its authority hereunder.

5.4 Records. The Executive will keep and maintain for the Company accurate and up to date written records and materials for all Works, all copies of which shall be the property of the Company. The Executive shall not take any action, directly or by the assistance of any third party, which would adversely affect the value or the validity of legal protection of the records, materials, or Works.

6. Return of Company Property and Information. Executive agrees that upon the Last Day (or earlier if requested by the Company) to immediately return to the Company all property and information belonging to the Company (in electronic or hard-copy form). Executive shall also disclose to Company any passwords for Executive’s computer or other access codes for anything associated with Executive’s employment with the Company, and shall not delete or modify or alter any property prior to its return to the Company.

7. At-Will. Executive acknowledges and agrees that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Executive understands that Executive is an at-will employee and that either Executive or Company may terminate this at-will employment relationship at any time for any reason not prohibited by law.

8. Severability and Reformation. Executive and the Company agree if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of the Company’s legitimate business interests, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

9. Tolling. The Company reserves the right to request, and Executive will not object, that a court of competent jurisdiction extend the Restricted Period for any period of time that Executive is in breach of this Agreement as a form of equitable relief so that the Company receives the full benefit of Executive’s promises in the restrictive covenants.

10. Relief, Remedies and Enforcement. Executive acknowledges and agrees that a breach of any provision of this Agreement by Executive will cause serious and irreparable injury to the Company that will be difficult to quantify and that money damages alone will not adequately compensate the Company. In the event of a breach or threatened or intended breach of this Agreement by Executive, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. Executive further agrees that should Executive breach this Agreement, the Company will be entitled to any and all other legal or equitable remedies available to it, including the recovery and return of any amount paid to Executive to enter into this Agreement, the disgorgement of any profits, commissions, or fees realized by Executive, any subsequent employers, any business owned or operated by Executive, or any of Executive’s agents, heirs, or assigns. Executive shall also pay the Company all reasonable costs and attorneys’ fees the Company incurred because of Executive’s breach of any provisions of this Agreement.

11. Entire Agreement, Amendments. Executive agrees that this Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, either oral or in writing, between Executive and the Company with respect to all matters within the scope of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and the President of the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

12. No Conflicts. Executive represents and warrants that Executive’s performance of all the terms of this Agreement, and the performance of Executive’s duties as an employee of the Company or the fact of Executive’s employment with the Company, do not and will not breach any agreement between Executive and any other person, including any prior employer.

13. Survival. All intellectual property, non-competition, non-solicitation, non- disclosure and use, non-recruiting, and disclosure obligations in this Agreement shall survive the Last Day and the termination or expiration of this Agreement, and no dispute regarding any other provisions of this Agreement or regarding Executive’s employment or the termination of Executive’s employment shall prevent the operation and enforcement of these obligations.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument. A signature made on a .PDF or facsimile copy of this Agreement or a signature to this Agreement transmitted by .PDF or facsimile shall have the same effect as an original signature.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Executive may not assign Executive’s rights and obligations under this Agreement without prior written consent of the Company. The Company may assign this Agreement and/or its rights or obligations under this Agreement. Any and all rights and remedies of the Company under this Agreement shall inure to the benefit of and be enforceable by any successor or assignee of the Company.

16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without reference to principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

Donald Kalkofen	Alpha Cognition Usa Inc.

/s/ Donald Kalkofen	By:	/s/ Michael Mcfadden
	Name:	Michael Mcfadden

19